Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COVENANT FINANCIAL, Inc. AND

Citizens & Northern Corporation

December 18, 2019

Table of Contents

ARTICLE I. THE MERGER		2
1.1	Merger	2
1.2	Name	2
1.3	Articles of Incorporation and Bylaws	2
1.4	Directors and Officers	2
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES		2
2.1	Conversion of Shares	2
2.2	Election Procedure	4
2.3	Undisbursed Consideration	11
2.4	Treatment of Outstanding Covenant Options	12
2.5	Reservation and Registration of Shares	13
2.6	Withholding Rights	13
2.7	Expenses	14
2.8	Dissenters’ Rights	14
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF Covenant		14
3.1	Organization	14
3.2	Authority	14
3.3	Subsidiaries	15
3.4	Capitalization	15
3.5	Consents and Approvals	16
3.6	Charter, Bylaws and Minute Books	17
3.7	Reports	17
3.8	Financial Statements	18
3.9	Absence of Undisclosed Liabilities	19
3.10	Absence of Changes	20
3.11	Dividends, Distributions and Stock Purchases	20
3.12	Taxes	20
3.13	Title to and Condition of Assets	21
3.14	Contracts	21
3.15	Litigation and Governmental Directives	22
3.16	Risk Management Instruments	23
3.17	Environmental Matters	23
3.18	Intellectual Property	24
3.19	Privacy	25
3.20	Compliance with Laws; Governmental Authorizations	25
3.21	Insurance	26
3.22	Financial Institutions Bonds	26
3.23	Labor Relations and Employment Agreements	26
3.24	Employee Benefit Plans	26
3.25	Loan Portfolio	27
3.26	Investment Portfolio	28
3.27	Related Party Transactions	28
3.28	Certain Activities	29
3.29	No Finder	29
3.30	Complete and Accurate Disclosure	29

i

3.31	Proxy Statement/Prospectus	30
3.32	Beneficial Ownership of C&N Common Stock	30
3.33	Fairness Opinion	30
3.34	State Takeover Laws	30
3.35	Reorganization	30
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF C&N		30
4.1	Organization	31
4.2	Authority	31
4.3	Subsidiaries	32
4.4	Capitalization	32
4.5	Consents and Approvals	33
4.6	Charter, Bylaws and Minute Books	33
4.7	Reports	33
4.8	Financial Statements	34
4.9	Absence of Undisclosed Liabilities	36
4.10	Absence of Changes	36
4.11	Dividends, Distributions and Stock Purchases	36
4.12	Taxes	37
4.13	Litigation and Governmental Directives	37
4.14	Risk Management Instruments	38
4.15	Privacy	38
4.16	Compliance with Laws; Governmental Authorizations	39
4.17	Insurance	39
4.18	Employee Benefit Plans	40
4.19	Loan Portfolio	40
4.20	Investment Portfolio	41
4.21	Certain Activities	41
4.22	No Finder	41
4.23	Complete and Accurate Disclosure	41
4.24	Proxy Statement/Prospectus	42
4.25	Reorganization	42
ARTICLE V. COVENANTS OF Covenant		42
5.1	Conduct of Business	42
5.2	Best Efforts	46
5.3	Access to Properties and Records	46
5.4	Subsequent Financial Statements	47
5.5	Update Schedules	47
5.6	Notice	47
5.7	No Solicitation	47
5.8	INTENTIONALLY OMITTED	50
5.9	INTENTIONALLY OMITTED	50
5.10	Internal Controls	50
5.11	Transaction Expenses of Covenant	51
ARTICLE VI. COVENANTS OF C&N		51
6.1	Best Efforts	51
6.2	Access to Properties and Records	52

6.3	Subsequent Financial Statements	53
6.4	Update Schedules	53
6.5	Notice	53
6.6	INTENTIONALLY OMITTED	53
6.7	Employment Arrangements	53
6.8	Insurance; Indemnification	55
6.9	Appointment of C&N Directors	56
6.10	Advisory Board	56
ARTICLE VII. CONDITIONS PRECEDENT		57
7.1	Common Conditions	57
7.2	Conditions Precedent to Obligations of C&N	58
7.3	Conditions Precedent to the Obligations of Covenant	59
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER		60
8.1	Termination	60
8.2	Effect of Termination	63
8.3	Amendment	64
8.4	Waiver	64
ARTICLE IX. CLOSING AND EFFECTIVE TIME		64
9.1	Closing	64
9.2	Effective Time	64
ARTICLE X. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		65
10.1	No Survival	65
ARTICLE XI. GENERAL PROVISIONS		65
11.1	Expenses	65
11.2	Press Releases, Etc.	65
11.3	Notices	65
11.4	Counterparts	66
11.5	Governing Law; Waiver of Jury Trial	66
11.6	Parties in Interest	67
11.7	Specific Performance Jurisdiction	67
11.8	Disclosure Schedules	67
11.9	Entire Agreement	67

APPENDIX

Appendix I	Definitions

INDEX OF EXHIBITS

Exhibit A	Bank Merger Agreement

Exhibit B	Form of Voting Agreement

INDEX OF SCHEDULES

Schedule 2.4 – Treatment of Outstanding Covenant Options

Schedule 3.3(i) – Covenant Subsidiaries

Schedule 3.3(ii) – Covenant Bank Subsidiaries

Schedule 3.4(a) – Capitalization

Schedule 3.4(c) – Covenant Options Outstanding

Schedule 3.9 – Absence of Undisclosed Liabilities

Schedule 3.10 – Absence of Changes

Schedule 3.11 - Dividends, Distributions and Stock Purchases

Schedule 3.12 - Taxes

Schedule 3.13 - Title to and Condition of Assets

Schedule 3.14 - Contracts

Schedule 3.15 – Litigation and Governmental Directives

Schedule 3.17– Environmental Matters

Schedule 3.21 - Insurance

Schedule 3.22 – Financial Institution Bonds

Schedule 3.23 – Labor Relations and Employment Agreements

Schedule 3.24 – Employee Benefit Plans

Schedule 3.25(a) – Loan Portfolio

Schedule 3.29– No Finder

Schedule 4.3(i) – C&N Subsidiaries

Schedule 4.3(ii) – C&N Bank Subsidiaries

Schedule 4.4(a) – Capitalization

Schedule 4.4(c) – C&N Stock Plans

Schedule 4.9 – Absence of Undisclosed Liabilities

v

Schedule 4.10 – Absence of Changes

Schedule 4.11 – Dividends, Distributions and Stock Purchases

Schedule 4.12 – Taxes

Schedule 4.13 – Litigation and Governmental Directives

Schedule 4.18 – Employee Benefit Plans

Schedule 4.22 – No Finder

Schedule 5.1 – Conduct of Business

Schedule 6.7(a) – Designated Employees

Schedule 6.7(b) – Contract Employees

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of December 18, 2019, by and between Citizens & Northern Corporation, a Pennsylvania corporation having its administrative headquarters at 90-92 Main Street, Wellsboro, Pennsylvania 16901 (“C&N”), and Covenant Financial, Inc., a Pennsylvania corporation having its administrative headquarters at 182 N. Main Street, Doylestown, Pennsylvania 18901 (“Covenant”).

BACKGROUND:

C&N is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Citizens & Northern Bank, a Pennsylvania chartered financial institution (“C&N Bank”).

Covenant is a bank holding company registered under the BHC Act and is the parent holding company of Covenant Bank, a Pennsylvania chartered financial institution (“Covenant Bank”).

The Boards of Directors of C&N and Covenant have determined that it is in the best interests of C&N and Covenant, respectively, for Covenant to merge with and into C&N with C&N surviving (the “Merger”), and for Covenant Bank to merge with and into C&N Bank, with C&N Bank surviving (the “Bank Merger”). In connection with the Bank Merger, C&N Bank and Covenant Bank have entered into that certain Bank Merger Agreement, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of Covenant, par value $1.00 per share (the “Covenant Common Stock”), will be converted into cash and shares of the common stock of C&N, par value $1.00 per share (the “C&N Common Stock”), on the terms described in this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and an inducement for C&N to enter into this Agreement, the directors and executive officers of Covenant have simultaneously herewith entered into separate voting agreements with C&N substantially in the form attached hereto as Exhibit B (collectively, the “Voting Agreements”), pursuant to which each such person has agreed to vote certain shares of Covenant Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.A.
DEFINITIONS

Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.

ARTICLE I.
THE MERGER

1.1              Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Covenant shall merge with and into C&N pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Covenant shall cease, and C&N shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Covenant Common Stock will be converted into C&N Common Stock and cash in accordance with the provisions of Article II.

1.2              Name. The name of the Surviving Corporation shall be “Citizens & Northern Corporation.” The address of the principal office of the Surviving Corporation will be the address of C&N at the Effective Time.

1.3              Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of C&N as in effect at the Effective Time.

1.4              Directors and Officers. Subject to the provisions of Section 6.9, the directors and officers of the Surviving Corporation shall be the directors and officers of C&N in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.

ARTICLE II.
CONVERSION AND EXCHANGE OF SHARES

2.1              Conversion of Shares. At the Effective Time, the shares of Covenant Common Stock then outstanding shall be converted into shares of C&N Common Stock and cash, as follows:

(a)               Conversion of Shares.

(i)              Except for the Canceled Shares and Dissenting Shares, each share of Covenant Common Stock issued and outstanding immediately prior to the Effective Time (a “Covenant Share” and, collectively, the “Covenant Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the Covenant Shares (it being understood that any reference herein to a “certificate” of Covenant Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Covenant Common Stock), the C&N Stock Consideration or the Cash Consideration, or a combination of C&N Stock Consideration and the Cash Consideration, without any interest thereon (collectively, the “Merger Consideration”), as specified in this Article.

(ii)             Shares of Covenant Common Stock owned as of the Effective Time by C&N, C&N Bank, Covenant or any Covenant Subsidiary (except for trust account shares or shares acquired in connection with debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Merger Consideration and shall be canceled at the Effective Time.

(iii)            Each share of C&N Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of C&N Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of C&N Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of C&N Common Stock.

(b)               Definitions. For purposes hereof, the following terms have the following meanings:

“C&N Share Value” means the closing price of C&N Common Stock on the Market on the trading day immediately prior to the Effective Date.

“C&N Stock Consideration” means a number of shares of C&N Common Stock equal to the number of Covenant Shares to be converted into C&N Common Stock multiplied by the Conversion Ratio.

“Cash Consideration” means $16.50 per share, which is the amount of cash payable in the Merger per Covenant Share exchanged therefor.

“Conversion Ratio” means 0.6212, which is the number of shares of C&N Common Stock payable in the merger per Covenant share exchanged therefor; provided, however, that if C&N or Covenant shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Covenant shareholder shall receive at the Effective Time, in exchange for his or her shares of Covenant Common Stock, the number of shares of C&N Common Stock as would then have been owned by such Covenant shareholder if the Effective Time had occurred before the record date of such event. For example, if C&N were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 0.6212 to 0.6523 shares.

“Outstanding Shares” means the aggregate number of Covenant Shares outstanding immediately prior to the Effective Time, but excluding the Canceled Shares, which number shall not be greater than the number of shares outstanding on the date of this Agreement (except as permitted by Section 5.1 herein).

(c)               No Fractional Shares. No fractional shares of C&N Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a Covenant shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the closing prices for C&N Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is five (5) Business Days before the Closing Date, as reported by the Market.

2.2              Election Procedure.

(a)               Elections. Each holder of Covenant Shares shall have the right to submit a request (an “Election”) to convert the Covenant Shares owned by such holder (excluding any Canceled Shares) into: (1) the right to receive the Cash Consideration in the Merger (a “Cash Election”); (2) the right to receive the C&N Stock Consideration in the Merger (a “Stock Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the Covenant Shares owned, and the right to receive the C&N Stock Consideration in the Merger for the remainder of the Covenant Shares owned (a “Cash/Stock Election”), in accordance with the following procedures:

(i)              All Cash/Stock Elections shall be made solely in five percent increments (i.e., 20% cash/80% stock; 25% cash/75% stock, etc.).

(ii)              C&N shall prepare a form (the “Form of Election”) pursuant to which each holder of Covenant Shares may make an Election, which shall be, in form and substance, acceptable to Covenant. C&N and Covenant shall mutually determine the timing of the mailing of the Form of Election to all Covenant shareholders so as to permit Covenant’s shareholders to exercise their right to make an Election on or prior to the Election Deadline. C&N and Covenant shall each use its best efforts to mail or otherwise make available the Form of Election to all persons who become holders of Covenant Shares during the period between the date of original mailing of the Form of Election and the Election Deadline. “Election Deadline” means the date announced by C&N (which date shall be mutually agreeable to Covenant), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for Covenant Shares that have been submitted to the appropriate Covenant shareholders.

(iii)            Holders of record of Covenant Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Covenant Shares held by such representative for a particular beneficial owner.

(iv)            Not later than the effective date of the Proxy Statement/Prospectus filed with the SEC, as contemplated in Section 6.1(b) hereof, C&N shall appoint Exchange Agent as the person to receive Forms of Election and to act as exchange agent under this Agreement. Any Covenant shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Covenant Shares representing all certificated shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Covenant Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.

(v)             Any Covenant shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

(vi)           Any Covenant shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal, prior to the Election Deadline, of such shareholder’s previously submitted certificates for Covenant Shares, or of the guarantee of delivery of such certificates. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vii)          C&N and Covenant shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, the issuance and delivery of certificates for C&N Common Stock into which Covenant Shares are converted in the Merger and the payment of cash for Covenant Shares converted into the right to receive the Cash Consideration in the Merger.

(viii)        Outstanding Shares as to which a valid Election has not been made are referred to as “Non-Electing Shares.” If C&N shall determine that any Election is not properly made, such Election shall be deemed to be not in effect, and the Covenant Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Covenant, C&N and the Exchange Agent shall have no obligation to notify any person of any defect in any Election submitted.

(b)               Conversion and Proration. The manner in which each Covenant Share (except Canceled Shares) shall be converted into the C&N Stock Consideration, the Cash Consideration or the right to receive a combination of C&N Stock Consideration and Cash Consideration at the Effective Time shall be as set forth in this Section 2.2(b).

(i)              The number of Outstanding Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall be twenty-five percent (25%) (the “Cash Percentage”) of the Outstanding Shares, determined without consideration of any shares for which holders have validly exercised dissenters rights (“Dissenting Shares”) and cash received by holders of Dissenting Shares (“Dissenting Shareholders”); provided, however, that the Parties desire that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes. Therefore, notwithstanding anything to the contrary contained in this Agreement, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Stevens & Lee, P.C., C&N shall increase the number of Outstanding Shares that will be converted into the C&N Stock Consideration and reduce the number of Outstanding Shares that will be converted into the right to receive the Cash Consideration to the extent, if any, necessary to cause the Stock Test Amount to exceed the Cash Test Amount by at least $100.00; provided, however, that, solely for purposes of determining whether the Stock Test Amount exceeds the Cash Test Amount, cash paid for Covenant Options pursuant to Section 2.4 shall be disregarded. For purposes of the foregoing: “Stock Test Amount” means the product of (i) the number of Outstanding Shares to be converted into C&N Stock Consideration (determined after taking into account adjustments under this Section), multiplied by (ii) the Conversion Ratio, multiplied by (iii) the C&N Share Value; and “Cash Test Amount” means the product of (i) the number of Outstanding Shares to be converted into the right to receive the Cash Consideration (determined after taking into account adjustments under Section 2.2(b)(i)), multiplied by (ii) the Cash Consideration.

(ii)              If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is equal to the Cash Percentage, all such Cash Elections shall be honored as submitted, all Stock Elections shall be honored as submitted and all Non-Electing Shares shall be converted into C&N Stock Consideration.

(iii)            If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is greater than the Cash Percentage: all Non-Electing Shares shall be converted into the C&N Stock consideration and all remaining Covenant shares shall be converted as follows:

(A)             each Outstanding Share for which the holder made a Stock Election and the portion of each Cash/Stock Election electing C&N Stock Consideration (collectively, the “Aggregate Stock Elections”) shall be converted in the Merger into the C&N Stock Consideration; and

(B)              each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:

1)                  Each Covenant shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by dividing the Cash Percentage by the Aggregate Cash Election Percentage:

Pro-rated Cash Percentage =	Cash Percentage
Aggregate Cash Election Percentage

For purposes of the foregoing calculation, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.

2)                  Each Covenant shareholder shall have the Remaining Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the C&N Stock Consideration, where “Remaining Stock Percentage” means 100% minus the Pro-rated Cash Percentage.

(iv)             If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections but excluding any fractional share for which cash is paid in lieu of receipt of a fractional share) is less than the Cash Percentage, all Non-Electing Shares shall be converted, pro-rata among all holders of Non-Electing Shares based on the number of Non-Electing Shares owned, into the Cash Consideration until the Cash Percentage is reached and thereafter into C&N Stock Consideration. If all Non-Electing Shares are converted into the Cash Consideration pursuant to the foregoing sentence, and total Cash Elections, including all such Non-Electing Shares, are still less than the Cash Percentage, all remaining Covenant Shares shall be converted as follows:

(A)             the Aggregate Cash Elections shall be converted in the Merger into the Cash Consideration; and

(B)              the Aggregate Stock Elections shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:

1)                  Each Covenant shareholder shall receive C&N Stock Consideration for the Pro-rated Stock Percentage of the number of Outstanding Shares for which he or she elected to receive C&N Stock Consideration (including the stock portion of any Cash/Stock Election), where “Pro-rated Stock Percentage” means the percentage determined by dividing the Stock Percentage by the Aggregate Stock Election Percentage:

Pro-rated Stock Percentage =	Stock Percentage
Aggregate Stock Election Percentage

For purposes of the foregoing formula, “Stock Percentage” shall mean seventy-five percent (75%). “Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.

2)                  Each Covenant shareholder shall have the Remaining Cash Percentage of the number of Outstanding Shares for which he or she elected C&N Stock Consideration (including the portion of any Cash/Stock Election electing C&N Stock Consideration) converted into the Cash Consideration, where “Remaining Cash Percentage” means 100% minus the Pro-rated Stock Percentage.

(v)               If Non-Electing Shares are not converted under Sections (iii)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Cash Consideration.

(vi)             The Exchange Agent shall make all computations contemplated by this Section, and all such computations shall be conclusive and binding on the holders of Covenant Shares, absent manifest error.

(c)               Issuance of C&N Stock Consideration.

(i)              Immediately prior to the Effective Time, C&N shall deliver to the Exchange Agent, in trust for the benefit of the holders of Covenant Shares, certificates representing an aggregate number of whole shares of C&N Common Stock equal to the number of whole shares of C&N Common Stock into which such Covenant Shares are to be converted as determined in Section 2.2(b). Notwithstanding the foregoing, C&N may, at its election, deliver the required shares of C&N Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of C&N Common Stock.

(ii)              As soon as practicable following the Effective Time, each holder of Covenant Shares that are to be converted into C&N Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Covenant Shares for cancellation accompanied by a properly completed Letter of Transmittal (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of C&N Common Stock into which such Covenant Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.2(d).

(iii)            No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of C&N Common Stock until such persons surrender their certificates for Covenant Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any C&N Common Stock is to be issued in a name other than that in which the Covenant certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Covenant Shares for any C&N Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)               Payment of Cash Consideration. Immediately prior to the Effective Time, C&N shall deposit with the Exchange Agent, in trust for the benefit of the holders of Covenant Shares, an amount in cash equal to (i) the Cash Consideration to be paid to holders of Covenant Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.2(b); and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of Covenant Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Covenant Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of Covenant Shares (including fractional shares) to be converted into the Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Covenant Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)               Letter of Transmittal. C&N will instruct the Exchange Agent to mail to each holder of record of Covenant Shares who has not previously surrendered such holder’s certificates with a validly executed Form of Election, as soon as reasonably practical after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Covenant and C&N prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(f)                Missing Certificates.

(i)                 If any holder of Covenant Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(A)             evidence to the reasonable satisfaction of C&N that any such certificate has been lost, wrongfully taken or destroyed;

(B)              such security or indemnity as may be reasonably requested by C&N in accordance with industry standards, to indemnify and hold harmless C&N and the Exchange Agent; and

(C)              evidence satisfactory to C&N that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.3              Undisbursed Consideration. The Exchange Agent shall return to C&N any remaining Cash Consideration and C&N Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Covenant who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to C&N, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on C&N Stock Consideration will be paid to Unexchanged Shareholders entitled to receive C&N Stock Consideration until such persons surrender their certificates (or electronic equivalents) for Covenant Common Stock, at which time all such dividends and distributions shall be paid, without interest.

(a)               None of C&N, Covenant, the Exchange Agent or any other person shall be liable to any former holder of Covenant Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)               No Unexchanged Shareholder shall be considered a “shareholder of record” of C&N for purposes of voting at any special or annual meeting of C&N’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive C&N Stock Consideration shall commence only upon the surrender of their Covenant certificate(s) and the issuance to them of certificates for the C&N Stock Consideration in exchange therefor.

(c)               In the event that any certificates for Covenant Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, C&N may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of C&N Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as C&N shall determine. If, in the opinion of counsel for C&N, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. C&N shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Covenant Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of C&N Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Covenant Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by C&N for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by C&N. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of C&N (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of C&N, Covenant, the Exchange Agent or any other person shall be liable to any former holder of Covenant Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.4              Treatment of Outstanding Covenant Options.

(a)               At the Effective Time, each option (collectively, “Covenant Options”) to purchase shares of Covenant Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the Covenant Stock Option Plans; and (iii) would otherwise survive the Effective Time in the absence of the transactions contemplated by this Agreement, shall become fully vested and shall be redeemed for cash in an amount equal to the number of shares of Covenant Common Stock covered by such Covenant Option multiplied by the excess, if any, of the Cash Consideration over the exercise price per share of such Covenant Option; provided, however, that each Covenant Option held by a Continuing Employee, who submits an Election to not receive cash for such Covenant Options (collectively, “Rollover Options”), shall be converted into and become an option to purchase shares of C&N Common Stock, and C&N shall replace such Rollover Option by issuing a reasonably equivalent replacement stock option to purchase shares of C&N Common Stock in substitution therefor (a “C&N Rollover Option”), subject to the remainder of this Section 2.4, in accordance with similar terms (as in effect as of the date of this Agreement) as those of the C&N Stock Plan, and the grant notice and stock option agreement by which such C&N Rollover Option is evidenced. All rights to purchase shares of Covenant Common Stock under the Rollover Options upon the Effective Time shall cease and be converted into rights to purchase shares of C&N Common Stock under a C&N Rollover Option. Accordingly, from and after the Effective Time: (A) each C&N Rollover Option may be exercised solely for shares of C&N Common Stock; (B) the number of shares of C&N Common Stock subject to each C&N Rollover Option shall be equal to the product (rounded down to the nearest whole number) of (I) the number of shares of Covenant Common Stock subject to such Rollover Option immediately prior to the Effective Time (after taking into account any vesting which occurs pursuant to the terms of the option award agreement governing the Rollover Option) and (II) the Conversion Ratio; (C) the per share exercise price for the shares of C&N Common Stock issuable upon exercise of each C&N Rollover Option shall be equal to (I) the exercise price per share of Covenant Common Stock of such Rollover Option immediately prior to the Effective Time divided by (II) the Conversion Ratio; provided, however, that the exercise price and the number of shares of C&N Common Stock purchasable pursuant to the C&N Rollover Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation § 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Covenant Option to which Section 422 of the Code applies, the exercise price and the number of shares of C&N Common Stock purchasable pursuant to such Covenant Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and (D) any restriction on the exercise of any Rollover Option shall continue in full force and effect and the term, exercisability, and other similar provisions of such Rollover Option shall otherwise remain unchanged as a result of the assumption or replacement of such Rollover Option with the C&N Rollover Option; provided, however, that: (A) each Rollover Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the equity interests of C&N subsequent to the Effective Time; (B) C&N’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Covenant’s Board of Directors or any committee thereof with respect to each C&N Rollover Option; (C) each C&N Rollover Option shall be governed by, subject to and issued under C&N Stock Plan; (D) the substitution of each Rollover Option which is an “incentive stock option” as defined in Section 422 of the Code as set forth in this Section 2.4 shall comply with Treasury Regulation § 1.424-1; and (E) the substitution of each Rollover Option that is not an “incentive stock option” as defined in Section 422 of the Code as set forth in this Section 2.4 shall comply with Treasury Regulation § 1.409A-1(b)(5)(v)(D) and cause each C&N Rollover Option issued in replacement thereof to be exempt from, and shall not cause any C&N Rollover Option to be subject to, Section 409A of the Code and the guidance and regulations promulgated thereunder.

(b)               To the extent required, as determined by C&N or Covenant in light of applicable law, the terms of the Covenant Stock Option Plans or otherwise, C&N may require all holders of Covenant Options to execute an agreement documenting such holder’s agreement to accept cash or C&N Rollover Options in substitution for the Covenant Option as of the Effective Time. Such agreement shall be executed in such form as C&N may reasonably require, and delivery of such agreement shall be required before C&N shall be required to deliver any cash or C&N Rollover Option to such individual pursuant to this Section.

(c)               Schedule 2.4 sets forth a listing of each Covenant Option grant still outstanding as of the date of this Agreement (copies of which have been provided to C&N), including the name of each holder of such Covenant Option, the date of grant, the number of shares of Covenant Common Stock subject to such Covenant Option, the exercise price per share of such Covenant Option, the expiration date, and the classification of whether such Covenant Option is an incentive stock option or a nonqualified stock option.

2.5              Reservation and Registration of Shares. (i) Prior to the Effective Time, C&N shall take appropriate action to reserve a sufficient number of authorized but unissued shares of C&N Common Stock to be issued in accordance with this Agreement as C&N Stock Consideration, and (ii) at the Effective Time, C&N will issue shares of C&N Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.6              Withholding Rights. C&N shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Covenant Shares or Covenant Options, the minimum amounts (if any) that C&N is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by C&N, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Covenant Shares or Covenant Options in respect of which such deduction and withholding was made by C&N.

2.7              Expenses. All costs and expenses associated with the surrender and exchange of Covenant Shares for the Merger Consideration shall be borne by C&N.

2.8              Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of Covenant shall be entitled to exercise dissenters’ rights.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF Covenant

Covenant represents and warrants to C&N that the statements contained in this Article III are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by Covenant to C&N on the date hereof.

3.1              Organization.

(a)               Covenant is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Covenant is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)               Covenant Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Covenant Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”). Covenant Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)               Each of the Covenant Subsidiaries currently conducting operations, other than Covenant Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Covenant Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

3.2              Authority.

(a)               The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of Covenant and of Covenant Bank, as required by law. The Board of Directors of Covenant has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Covenant and has directed that this Agreement and the transactions contemplated hereby be submitted to Covenant’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Covenant’s shareholders, Covenant and Covenant Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)               This Agreement has been duly executed and delivered by Covenant and, assuming due authorization, execution and delivery by C&N, constitutes the valid and binding obligation of Covenant, enforceable against Covenant in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by Covenant Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of Covenant Bank, enforceable against Covenant Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)               The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Covenant or Covenant Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Covenant or any Covenant Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Covenant or any Covenant Subsidiary is a party or by which Covenant or any Covenant Subsidiary or any of their properties are bound.

3.3              Subsidiaries. Each of Covenant Bank and the entities listed on Schedule 3.3(i) is a wholly-owned subsidiary of Covenant, and each of the entities listed on Schedule 3.3(ii) is a wholly-owned subsidiary of Covenant Bank (collectively, the “Covenant Subsidiaries”). Except for the Covenant Subsidiaries, Covenant has no Subsidiaries.

3.4              Capitalization.

(a)               The authorized capital of Covenant consists exclusively of 5,000,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Covenant are issued, reserved for issuance or outstanding, other than as set forth on Schedule 3.4(a). All of the issued and outstanding shares of Covenant Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Covenant may vote are issued or outstanding. Except as set forth in Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Covenant are issued or outstanding. Other than the Covenant Options, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Covenant to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)               Covenant owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Covenant Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Covenant Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Covenant Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Covenant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)               There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Covenant or any of the Covenant Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Covenant Common Stock or other equity interests of Covenant. Schedule 3.4(c) sets forth a true, correct and complete list of all Covenant plans pursuant to which Covenant equity interests may be issued (each a “Covenant Stock Plan”) and all Covenant Options outstanding as of the date hereof specifying, on a holder-by-holder basis: (i) the name of each holder, (ii) the number of shares subject to each such Covenant Option, (iii) the grant date of each such Covenant Option, (iv) the Covenant Stock Option Plan under which such Covenant Option was granted, (v) the exercise price for each such Covenant Option, and (vi) the expiration date of each such Covenant Option. Other than the Covenant Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Covenant or any of its Subsidiaries) are outstanding.

(d)               The equity ownership interests of the Covenant Subsidiaries are sometimes collectively referred to herein as the “Covenant Subsidiaries Common Equity.”

3.5              Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of Covenant’s shareholders to be held in connection with this Agreement, the offering of C&N’s common stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by C&N in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary by Covenant in connection with (A) the execution and delivery by Covenant of this Agreement or (B) the consummation by Covenant of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Covenant is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6              Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Covenant and each of the Covenant Subsidiaries have been previously made available to C&N for inspection and are true, correct and complete. Except as previously disclosed to C&N in writing, the minute books of Covenant and the Covenant Subsidiaries that have been made available to C&N for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Covenant and the Covenant Subsidiaries at the meetings documented in such minutes.

3.7              Reports.

(a)               Covenant and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with (i) any state regulatory authority, (ii) the Bank Regulators, (iii) any foreign regulatory authority and (iv) any SRO ((i) - (iv), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Covenant. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of Covenant and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Covenant, investigation into the business or operations of Covenant or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Covenant or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant.

(b)               An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by Covenant, including any such materials filed with a Regulatory Agency, since January 1 of the Current Year (the “Covenant Reports”) has previously been made available by Covenant to C&N. No such Covenant Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

3.8              Financial Statements.

(a)               The financial statements of Covenant and its Subsidiaries included (or incorporated by reference) in the Covenant Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Covenant and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Covenant and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Covenant and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Covenant has resigned (or informed Covenant that it intends to resign) or been dismissed as independent public accountants of Covenant as a result of or in connection with any disagreements with Covenant on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two completed fiscal years.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, neither Covenant nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Covenant included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of Covenant and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Covenant or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant. . Covenant has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Covenant has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to Covenant is made known to the management of Covenant by others within Covenant as appropriate. Management of Covenant has disclosed, based on its most recent evaluation prior to the date hereof, to Covenant’s auditors and the audit committee of Covenant’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Covenant’s ability to record, process, summarize and report financial data and have identified for Covenant’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Covenant’s internal controls.

(d)               Since January 1 of the Current Year, (i) neither Covenant nor any of its Subsidiaries, nor, to the Knowledge of Covenant, any director, officer, auditor, accountant or representative of Covenant or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Covenant, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Covenant or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Covenant or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Covenant or any of its Subsidiaries, whether or not employed by Covenant or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Covenant or any of its officers, directors or employees to the Board of Directors of Covenant or any committee thereof or to the Knowledge of Covenant, to any director or officer of Covenant.

3.9              Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Covenant to C&N prior to the date of this Agreement (the “Covenant Balance Sheet”), as of the date of the Covenant Balance Sheet, Covenant had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Covenant Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, Covenant and the Covenant Subsidiaries have not incurred, since the date of the Covenant Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Covenant Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

3.10          Absence of Changes. Since the date of the Covenant Balance Sheet, Covenant and the Covenant Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither Covenant nor the Covenant Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Covenant and the Covenant Subsidiaries on a consolidated basis.

3.11          Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the Covenant Balance Sheet, Covenant has not declared, set aside, made or paid any dividend or other distribution in respect of the Covenant Common Stock, or purchased, issued or sold any shares of Covenant Common Stock or the Covenant Subsidiaries Common Equity, other than as described in the Covenant Reports.

3.12          Taxes. Each of Covenant and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Covenant and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Covenant Balance Sheet in accordance with GAAP. Each of Covenant and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Covenant nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 3.12, the federal income Tax Returns of Covenant and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Covenant or any of its Subsidiaries. There are no pending or, to Covenant’s Knowledge, threatened, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Covenant and its Subsidiaries or the assets of Covenant and its Subsidiaries. In the last six (6) years, neither Covenant nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Covenant or any of its Subsidiaries was required to file any Tax Return that was not filed. Covenant has made available to C&N true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Covenant or any of its Subsidiaries. Neither Covenant nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Covenant and its Subsidiaries). Neither Covenant nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Covenant) or (B) has any liability for the Taxes of any person (other than Covenant or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Covenant nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Covenant nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Covenant been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Covenant nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13          Title to and Condition of Assets. Except as disclosed in Schedule 3.13, Covenant and the Covenant Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Covenant Balance Sheet or acquired subsequent to the date of the Covenant Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Covenant Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Covenant Balance Sheet or acquired subsequent to the date of the Covenant Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Covenant and the Covenant Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14          Contracts.

(a)               Except as set forth in Schedule 3.14, as of the date hereof, neither Covenant nor any of its Subsidiaries is a party to or bound by any Material Contract, other than any Covenant Benefit Plan. Neither Covenant nor any of its Subsidiaries knows of, or has received written, or to Covenant’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Covenant and its Subsidiaries, taken as a whole.

(b)               In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant: (i) each Material Contract is valid and binding on Covenant or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Covenant and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Covenant’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Covenant or any of its Subsidiaries under any such Material Contract.

3.15          Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Covenant or the Covenant Subsidiaries, threatened, that involves Covenant or the Covenant Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on Covenant; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Covenant or the Covenant Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Covenant or the Covenant Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Covenant nor the Covenant Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Covenant or the Covenant Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, Covenant or the Covenant Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Covenant or the Covenant Subsidiaries have filed proofs of claim) in which Covenant or the Covenant Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.15. Except as disclosed in Schedule 3.15, neither Covenant nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Covenant’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Covenant, any of its Subsidiaries or for the account of a customer of Covenant or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Covenant or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. Covenant and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to Covenant’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Covenant and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17          Environmental Matters. Except as disclosed in Schedule 3.17, neither Covenant nor any of the Covenant Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries and which is required to be reflected, noted or adequately reserved against in Covenant’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, except as disclosed in Schedule 3.17, neither Covenant nor any of the Covenant Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries.

3.18          Intellectual Property. Covenant and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant: (i) (A) the use of any Intellectual Property by Covenant and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Covenant or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to Covenant that Covenant or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Covenant or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Covenant or its Subsidiaries and (iii) neither Covenant nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by Covenant or any of its Subsidiaries, and Covenant and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Covenant and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19          Privacy. The computer, information technology and data processing systems, facilities and services used by Covenant or any Covenant Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Covenant Systems”), are reasonably sufficient for the conduct of the respective businesses of Covenant and the Covenant Subsidiaries as currently conducted and the Covenant Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Covenant and the Covenant Subsidiaries as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant, to the Knowledge of Covenant, since January 1, 2016, no third party has gained unauthorized access to any Covenant Systems owned or controlled by Covenant or any of the Covenant Subsidiaries. Covenant and the Covenant Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Covenant Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Covenant and the Covenant Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Covenant and the Covenant Subsidiaries. Each of Covenant and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Covenant or any of its Subsidiaries. To the Knowledge of Covenant, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Covenant or any of the Covenant Subsidiaries.

3.20          Compliance with Laws; Governmental Authorizations. Covenant and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Covenant, and to the Knowledge of Covenant no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Covenant and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Covenant or any of its Subsidiaries, including (to the extent applicable to Covenant or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Covenant Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.21          Insurance. All policies of insurance relating to Covenant’s and the Covenant Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Covenant or the Covenant Subsidiaries are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

3.22          Financial Institutions Bonds. Since January 1, 2017, Covenant Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Covenant Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Covenant Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Covenant Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.23          Labor Relations and Employment Agreements. Neither Covenant nor any of the Covenant Subsidiaries is a party to or bound by any collective bargaining agreement. Covenant and the Covenant Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Covenant threatened, that would have a Material Adverse Effect on Covenant. To Covenant’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither Covenant nor any of the Covenant Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above. Except as disclosed in Schedule 3.23, as of the Effective Time, neither Covenant nor the Covenant Subsidiaries will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Covenant or the Covenant Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.23, no payment that is owed or may become due to any director, officer, employee, or agent of Covenant or any Covenant Subsidiary as a result of the consummation of the Merger will be non-deductible to Covenant or any Covenant Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 3.23, will Covenant or any Covenant Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

3.24          Employee Benefit Plans. All Benefit Plans to which Covenant or the Covenant Subsidiaries are a party or by which Covenant or the Covenant Subsidiaries are bound, but not including the Employment Obligations described in Section 3.23, are identified in Schedule 3.24. Each Covenant Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Covenant Pension Plans. To the Knowledge of Covenant, there have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Covenant Pension Plan or any other Covenant Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of Covenant, threatened with respect to any Covenant Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Covenant nor the Covenant Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Covenant Pension Plans or any other Covenant Benefit Plan. Within the past five (5) years, there has not been any audit of any Covenant Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

3.25          Loan Portfolio.

(a)               As of the date hereof, except as set forth in Schedule 3.25(a), neither Covenant nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Covenant or any Subsidiary of Covenant is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Covenant or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Covenant and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $50,000 or more and were classified by Covenant as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, each outstanding Loan of Covenant and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Covenant and its Subsidiaries as a secured Loan, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, each outstanding Loan of Covenant and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Covenant and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)               None of the agreements pursuant to which Covenant or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)               There are no outstanding Loans made by Covenant or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Covenant or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                Neither Covenant nor any of its Subsidiaries is now nor has it ever been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26          Investment Portfolio.

(a)               Each of Covenant and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Covenant or its Subsidiaries. Such securities are valued on the books of Covenant in accordance with GAAP in all material respects.

(b)               Covenant and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Covenant believes are prudent and reasonable in the context of their respective businesses, and Covenant and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

3.27          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Covenant or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Covenant or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Covenant Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Covenant) on the other hand, of the type that would be required to be reported by Covenant in any SEC Report to which Covenant would be subject (if Covenant would be subject thereto) pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28          Certain Activities.

(a)               Neither Covenant, nor any Covenant Subsidiary:

(i)                provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii)               is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)            originates, maintains or administers credit card accounts; or

(iv)             provides, or has provided, merchant credit card processing services to any merchants.

(b)               Covenant and each Covenant Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Covenant’s Knowledge, neither Covenant, any Covenant Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.29          No Finder. Except as disclosed in Schedule 3.29, neither Covenant nor any of the Covenant Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

3.30          Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Covenant, the Covenant Subsidiaries, the Covenant Common Stock, the Covenant Subsidiaries’ Common Equity, and the involvement of Covenant and the Covenant Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Covenant to C&N pursuant to Section 3.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31          Proxy Statement/Prospectus. The information relating to Covenant and the Covenant Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain, at the time and in light of the circumstances under which it is made, any untrue statement of a material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.32          Beneficial Ownership of C&N Common Stock. Covenant and the Covenant Subsidiaries do not, and prior to the Effective Time, Covenant and the Covenant Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of C&N Common Stock.

3.33          Fairness Opinion. Covenant’s Board of Directors has received a written opinion from Sandler O’Neill + Partners (a copy of such written opinion having been provided to C&N), to the effect that the Merger Consideration, at the time of execution of this Agreement, is fair to Covenant’s shareholders from a financial point of view.

3.34          State Takeover Laws. The Board of Directors of Covenant has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.35          Reorganization. Covenant has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF C&N

C&N represents and warrants to Covenant that the statements contained in this Article IV are correct and complete, as of the date of this Agreement, except (i) as set forth in the Schedules delivered by C&N to Covenant on the date hereof, or (ii) disclosed in any report, schedule, form or other document filed with the SEC by C&N prior to the date hereof and on or after December 31, 2018 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature).

4.1              Organization.

(a)               C&N is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. C&N is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)               C&N Bank is a Pennsylvania-chartered bank that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. C&N Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. C&N Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)               Each of the C&N Subsidiaries currently conducting operations, other than C&N Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the C&N Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2              Authority.

(a)               The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of C&N and of C&N Bank, as required by law. The Board of Directors of C&N has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of C&N and has adopted a resolution to the foregoing effect. C&N and C&N Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)               This Agreement has been duly executed and delivered by C&N and, assuming due authorization, execution and delivery by Covenant, constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by C&N Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)               The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of C&N or C&N Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to C&N or any C&N Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which C&N or any C&N Subsidiary is a party or by which C&N or any C&N Subsidiary or any of their properties are bound.

4.3              Subsidiaries. Each of C&N Bank and the entities listed on Schedule 4.3(i) is a wholly-owned subsidiary of C&N, and each of the entities listed on Schedule 4.3(ii) is a wholly-owned subsidiary of C&N Bank (collectively, the “C&N Subsidiaries”). Except for the C&N Subsidiaries, C&N has no Subsidiaries.

4.4              Capitalization.

(a)               The authorized capital of C&N consists exclusively of 30,000 shares of preferred stock and 20,000,000 shares of C&N Common Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of C&N are issued, reserved for issuance or outstanding, other than as set forth on Schedule 4.4(a). All of the issued and outstanding shares of C&N Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of C&N may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of C&N are issued or outstanding. Other than the stock options listed on Schedule 4.4(a), and other than restricted stock, there are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating C&N to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)               C&N owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the C&N Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to C&N Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No C&N Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)               There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which C&N or any of the C&N Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the C&N Common Stock or other equity interests of C&N. Schedule 4.4(c) sets forth a true, correct and complete list of all C&N plans pursuant to which C&N equity interests may be issued (each an “C&N Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such C&N Stock Plans as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(a), no equity-based awards are outstanding.

(d)               The equity ownership interests of the C&N Subsidiaries are sometimes collectively referred to herein as the “C&N Subsidiaries Common Equity.”

4.5              Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of a Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by C&N of this Agreement or (B) the consummation by C&N of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, C&N is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6              Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of C&N and each of the C&N Subsidiaries have been previously made available to Covenant for inspection and are true, correct and complete. Except as previously disclosed to Covenant in writing, the minute books of C&N and the C&N Subsidiaries that have been made available to Covenant for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of C&N and the C&N Subsidiaries at the meetings documented in such minutes.

4.7              Reports.

(a)               C&N and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on C&N. Except for examinations of C&N and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of C&N, investigation into the business or operations of C&N or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of C&N or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N.

(b)               An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by C&N or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1 of the Current Year (the “C&N SEC Reports”) is publicly available. No such C&N SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all C&N SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of C&N has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the C&N SEC Reports.

4.8              Financial Statements.

(a)               The financial statements of C&N and its Subsidiaries included (or incorporated by reference) in the C&N SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of C&N and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of C&N and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of C&N and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Baker Tilly Virchow Krause, LLP has not resigned (or informed C&N that it intends to resign) or been dismissed as independent public accountants of C&N as a result of or in connection with any disagreements with C&N on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, neither C&N nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of C&N included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of C&N and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of C&N or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. C&N (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to C&N, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of C&N by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to C&N’s outside auditors and the audit committee of C&N’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect C&N’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of C&N, any fraud, whether or not material, that involves management or other employees who have a significant role in C&N’s internal controls over financial reporting. These disclosures were made in writing by management to C&N’s auditors and audit committee and a copy has been previously made available to Covenant. To the Knowledge of C&N, there is no reason to believe that C&N’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

(d)               Since January 1 of the Current Year, (i) neither C&N nor any of its Subsidiaries, nor, to the Knowledge of C&N, any director, officer, auditor, accountant or representative of C&N or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of C&N, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of C&N or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that C&N or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing C&N or any of its Subsidiaries, whether or not employed by C&N or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&N or any of its officers, directors or employees to the Board of Directors of C&N or any committee thereof or to the Knowledge of C&N, to any director or officer of C&N.

4.9            Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by C&N to Covenant prior to the date of this Agreement (the “C&N Balance Sheet”), as of the date of the C&N Balance Sheet, C&N had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the C&N Balance Sheet under GAAP. Except as disclosed in Schedule 4.9, C&N and the C&N Subsidiaries have not incurred, since the date of the C&N Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the C&N Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

4.10          Absence of Changes. Since the date of the C&N Balance Sheet, C&N and the C&N Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither C&N nor the C&N Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to C&N and the C&N Subsidiaries on a consolidated basis.

4.11          Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the date of the C&N Balance Sheet, C&N has not declared, set aside, made or paid any dividend or other distribution in respect of the C&N Common Stock, or purchased, issued or sold any shares of C&N Common Stock or the C&N Subsidiaries Common Equity, other than as described in the C&N SEC Reports.

4.12          Taxes. Each of C&N and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of C&N and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of C&N and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither C&N nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of C&N and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against C&N or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of C&N and its Subsidiaries or the assets of C&N and its Subsidiaries. In the last six (6) years, neither C&N nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that C&N or any of its Subsidiaries was required to file any Tax Return that was not filed. C&N has made available to Covenant true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of C&N or any of its Subsidiaries. Neither C&N nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among C&N and its Subsidiaries). Neither C&N nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was C&N) or (B) has any liability for the Taxes of any person (other than C&N or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither C&N nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither C&N nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has C&N been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&N nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13          Litigation and Governmental Directives. Except as disclosed in Schedule 4.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of C&N or the C&N Subsidiaries, threatened, that involves C&N or the C&N Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on C&N; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, C&N or the C&N Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted; and (iii) neither C&N nor the C&N Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either C&N or the C&N Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which C&N or the C&N Subsidiaries have filed proofs of claim) in which C&N or the C&N Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 4.13. Neither C&N nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any Regulatory Agreement, nor been advised in writing or, to C&N’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.14          Risk Management Instruments. All Derivative Contracts, whether entered into for the account of C&N, any of its Subsidiaries or for the account of a customer of C&N or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of C&N or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. C&N and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to C&N’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of C&N and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.15          Privacy. The computer, information technology and data processing systems, facilities and services used by C&N or any C&N Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “C&N Systems”), are reasonably sufficient for the conduct of the respective businesses of C&N and the C&N Subsidiaries as currently conducted and the C&N Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of C&N and the C&N Subsidiaries as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on C&N. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on C&N, to the Knowledge of C&N, since January 1, 2016, no third party has gained unauthorized access to any C&N Systems owned or controlled by C&N or any of the C&N Subsidiaries. C&N and the C&N Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the C&N Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of C&N and the C&N Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of C&N and the C&N Subsidiaries. Each of C&N and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by C&N or any of its Subsidiaries. To the Knowledge of C&N, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by C&N or any of the C&N Subsidiaries.

4.16          Compliance with Laws; Governmental Authorizations. C&N and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on C&N, and to the Knowledge of C&N no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. C&N and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to C&N or any of its Subsidiaries, including (to the extent applicable to C&N or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. C&N Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.17          Insurance. All policies of insurance relating to C&N’s and the C&N Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of C&N or the C&N Subsidiaries are in full force and effect, and no notices of cancellation have been received in connection therewith.

4.18          Employee Benefit Plans. All Benefit Plans to which C&N or the C&N Subsidiaries are a party or by which C&N or the C&N Subsidiaries are bound are identified in Schedule 4.18. Each C&N Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the C&N Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the C&N Pension Plans or any other C&N Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of C&N, threatened with respect to any C&N Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither C&N nor the C&N Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the C&N Pension Plans or any other C&N Benefit Plan. Within the past five (5) years, there has not been any audit of any C&N Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

4.19          Loan Portfolio.

(a)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of C&N and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of C&N and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)               None of the agreements pursuant to which C&N or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)               There are no outstanding Loans made by C&N or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of C&N or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)               Neither C&N nor any of its Subsidiaries is now nor has it been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.20          Investment Portfolio.

(a)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each of C&N and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of C&N or its Subsidiaries. Such securities are valued on the books of C&N in accordance with GAAP in all material respects.

(b)               C&N and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that C&N believes are prudent and reasonable in the context of their respective businesses, and C&N and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

4.21          Certain Activities. C&N and each C&N Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To C&N’s Knowledge, neither C&N, any C&N Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.22          No Finder. Except as disclosed in Schedule 4.22, neither C&N nor any of the C&N Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

4.23          Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to C&N, the C&N Subsidiaries, the C&N Common Stock, the C&N Subsidiaries’ Common Equity, and the involvement of C&N and the C&N Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by C&N to Covenant pursuant to Section 4.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.24          Proxy Statement/Prospectus. The information relating to C&N and the C&N Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.25          Reorganization. C&N has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V.
COVENANTS OF Covenant

From the date of this Agreement until the Effective Time, Covenant covenants and agrees to comply, and shall cause the Covenant Subsidiaries to comply, with the following covenants:

5.1              Conduct of Business. Except as otherwise consented to by C&N in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Covenant and the Covenant Subsidiaries shall:

(a)               use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b)               use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Covenant or any of the Covenant Subsidiaries;

(c)               maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d)               use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Covenant or any of the Covenant Subsidiaries;

(e)               keep in full force and effect all insurance policies now carried by Covenant or any of the Covenant Subsidiaries;

(f)                perform in all material respects each of their obligations under all Material Contracts to which Covenant or any of the Covenant Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g)               maintain their books of account and other records in the Ordinary Course of Business;

(h)               comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Covenant or any of the Covenant Subsidiaries and to the conduct of their businesses;

(i)                 not amend Covenant’s or any of the Covenant Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)                 not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the term of such contract or lease is less than $35,000) and without material adverse changes of terms with respect to Covenant, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k)               not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $100,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)                 not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m)             not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any wholly-owned Subsidiary of Covenant to Covenant or any of its other wholly-owned Subsidiaries, or (B) the acceptance of shares of Covenant Common Stock as payment for the exercise price of the Covenant Stock Options or for withholding taxes incurred in connection with the exercise of the Covenant Stock Options in accordance with past practice and the terms of the applicable award agreements); (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Covenant Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(n)               except for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Covenant;

(o)               not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Covenant Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Covenant or any of the Covenant Subsidiaries, or hire any new employees except as necessary to fill existing vacancies; provided that Covenant and the Covenant Subsidiaries may grant reasonable salary increases and bonuses to their officers, directors and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise, with any change to director compensation (including bonuses) to be set forth on Schedule 5.1;

(p)               not (i) enter into a new line of business, or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to C&N) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $2,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to C&N) shall require the prior written approval of the Chief Credit Officer of C&N or another officer designated in writing by C&N, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(q)               make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;

(r)                not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(s)                in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Covenant Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Covenant and the Covenant Subsidiaries shall act in accordance with GAAP and shall advise C&N of any material changes thereto;

(t)                 file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u)               other than in the Ordinary Course of Business, incur any indebtedness for borrowed money (other than indebtedness of Covenant or any of its wholly-owned Subsidiaries to Covenant or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(v)               not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which Covenant or any of its Subsidiaries is liable, net of any insurance recoveries received by Covenant or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of Covenant or its Subsidiaries or the Surviving Corporation;

(w)             not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries

(x)               not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(y)               not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP

(z)               except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(aa)            not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;

(bb)           not materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of Covenant or any of its Subsidiaries;

(cc)            not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(dd)           not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(ee)            not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ff)              not agree to take, make any commitment to take, or adopt any resolutions of Covenant’s Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

5.2              Best Efforts. Covenant and the Covenant Subsidiaries shall cooperate with C&N and the C&N Subsidiaries and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Covenant and the Covenant Subsidiaries shall: (i) cooperate with C&N in the preparation of all applications for all Requisite Regulatory Approvals and in the preparation of the Registration Statement and Proxy Statement/Prospectus; (ii) hold a meeting of its Shareholders for the purpose of obtaining approval of the Merger and this Agreement and recommend to its Shareholders that they vote in favor thereof (the “Covenant Recommendation”); and (iii) cooperate with C&N in making Covenant’s and the Covenant Subsidiaries’ employees reasonably available for training by C&N at Covenant’s and the Covenant Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by C&N to ensure that Covenant’s and the Covenant Subsidiaries’ facilities will be properly operated in accordance with C&N’s policies after the Merger.

5.3              Access to Properties and Records. Covenant and the Covenant Subsidiaries shall give to C&N and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Covenant and the Covenant Subsidiaries as C&N may reasonably request, subject to the obligation of C&N and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Covenant and the Covenant Subsidiaries obtained by reason of such access and subject to applicable law. Notwithstanding the forgoing, Covenant shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.

5.4              Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Covenant and the Covenant Subsidiaries shall promptly prepare and deliver to C&N as soon as practicable, all Additional Financial Statements. Covenant shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to C&N with respect to Covenant’s Additional Financial Statements upon delivery thereof.

5.5              Update Schedules. Covenant or any of the Covenant Subsidiaries shall promptly disclose to C&N in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such notification shall, however, be deemed an acceptance by C&N thereof.

5.6              Notice. Covenant and the Covenant Subsidiaries shall promptly notify C&N in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to C&N in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Covenant or materially restrict in any manner the right or ability of Covenant to carry on its business as presently conducted.

5.7              No Solicitation.

(a)               Except as set forth in Section 5.7(b), Covenant shall not, and shall cause each Covenant Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Covenant Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than C&N) any information or data with respect to Covenant or any Covenant Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Covenant is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Covenant or any Covenant Representative, whether or not such Covenant Representative is so authorized and whether or not such Covenant Representative is purporting to act on behalf of Covenant or otherwise, shall be deemed to be a breach of this Agreement by Covenant. Covenant and each Covenant Subsidiary shall, and shall cause each of the Covenant Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from C&N), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Covenant or any Covenant Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Covenant or any Covenant Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Covenant and each Covenant Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Covenant or any Covenant Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Covenant or any Covenant Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)               Notwithstanding Section 5.7(a), Covenant may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any Person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.7, if, but only if: (A) the Covenant Shareholders’ Meeting shall not have occurred; (B) Covenant shall have complied, in all material respects, with the provisions of this Section 5.7; (C) Covenant’s Board of Directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) Covenant’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Covenant has provided C&N with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Covenant or any Covenant Subsidiary or otherwise relating to an Acquisition Proposal, Covenant receives from such Person a confidentiality agreement with terms no less favorable to Covenant than those contained in the Confidentiality Agreement. Covenant shall promptly provide to C&N any non-public information regarding Covenant or Covenant Subsidiary provided to any other Person that was not previously provided to C&N, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Covenant Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Covenant Common Stock or all, or substantially all, of the assets of Covenant and any Covenant Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate, to all of Covenant’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)               Covenant shall promptly (and in any event within twenty-four (24) hours) notify C&N in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Covenant or any Covenant Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Covenant agrees that it shall keep C&N informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)               Except as set forth in Section 5.7(e), neither the Covenant Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to C&N in connection with the transactions contemplated by this Agreement (including the Merger), the Covenant Recommendation, or make any statement, filing or release, in connection with the Covenant Shareholders Meeting or otherwise, inconsistent with the Covenant Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Covenant Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Covenant or any Covenant Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.7(b)) or (B) requiring Covenant to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)               Notwithstanding Section 5.7(d), prior to the date of the Covenant Shareholders’ Meeting, the Covenant Board of Directors may approve or recommend to the shareholders of Covenant a Superior Proposal or withdraw, qualify or modify the Covenant Recommendation in connection therewith (a “Subsequent Determination”) after the fifth (5th) Business Day following C&N’s receipt of a notice (the “Notice of Superior Proposal”) from Covenant advising C&N that the Covenant Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7) constitutes a Superior Proposal (it being understood that Covenant shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Covenant proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Covenant Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to it in writing by C&N since its receipt of such Notice of Superior Proposal (provided, however, that C&N shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Covenant’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.7(e) and (B) that such Covenant Acquisition Proposal constitutes an Superior Proposal; and Covenant shall provide written notice (the “Final Notice of Superior Proposal”) to C&N of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f)                Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit Covenant from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Covenant’s shareholders is required under applicable law.

5.8              INTENTIONALLY OMITTED.

5.9              INTENTIONALLY OMITTED.

5.10          Internal Controls. Between the date of this Agreement and the Effective Date, Covenant shall permit C&N senior officers to meet with the Chief Financial Officer of Covenant and other officers responsible for the preparation of Covenant’s financial statements, the internal controls of Covenant and the disclosure controls and procedures of Covenant to discuss such matters as C&N may deem reasonably necessary or appropriate for C&N to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. C&N shall have continuing access through the Effective Time to both the Covenant books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Covenant’s internal control to C&N and cause its auditors to be available for discussions with C&N’s representatives regarding Covenant’s systems of internal controls. Notwithstanding the forgoing, Covenant shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.

5.11          Transaction Expenses of Covenant.

(a)               Covenant shall cause its and the Covenant Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. Covenant shall advise C&N monthly of all out-of-pocket expenses which Covenant and the Covenant Subsidiaries have incurred in connection with the transactions contemplated hereby. Covenant shall not, and shall cause each of the Covenant Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b)               Covenant, in reasonable consultation with C&N and at C&N’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Covenant shall establish a “stay bonus pool” in the amount of $400,000 to be used by Covenant to provide cash incentives to employees of Covenant to remain employed by Covenant. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

ARTICLE VI.
COVENANTS OF C&N

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, C&N covenants and agrees to comply, and shall cause the C&N Subsidiaries to comply, with the following covenants:

6.1              Best Efforts. C&N and C&N Subsidiaries shall cooperate with Covenant and the Covenant Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, C&N agrees to do the following:

(a)               Applications for Regulatory Approval. C&N shall promptly prepare and file, with the cooperation and assistance of (and after review by) Covenant and its counsel and accountants, all required applications for all Requisite Regulatory Approval.

(b)               Registration Statement; Proxy Statement/Prospectus. C&N shall promptly prepare, with the cooperation and assistance of (and after review by) Covenant and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of C&N Common Stock to be issued to shareholders of Covenant under the provisions of this Agreement the Registration Statement of which the Proxy Statement/ Prospectus is a part for the purpose of soliciting proxies of Covenant’s shareholders in favor of the Merger, under the provisions of this Agreement. C&N may rely upon all information provided to it by Covenant and Covenant Bank in connection with the preparation of the Proxy Statement/Prospectus and C&N shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by C&N in reliance upon any information provided to C&N by Covenant or the Covenant Subsidiaries or by any of their officers, agents or representatives. Except as set forth in the preceding sentence, none of the information supplied or to be supplied by C&N for inclusion or incorporation by reference in the Registration Statement or in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances made, not misleading, at the time the Registration Statement and each amendment or supplement thereto becomes effective or at the date of mailing the Proxy Statement/Prospectus, or any amendment or supplement thereto, to Covenant shareholders. C&N shall provide a draft of the Registration Statement to Covenant and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date.

(c)               State Securities Laws. C&N, with the cooperation and assistance of Covenant and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d)               Stock Listing. C&N, with the cooperation and assistance of Covenant and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of C&N Common Stock to be issued in the Merger on the Market.

(e)               Tax Treatment. C&N shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

(f)                Representations and Closing Conditions. C&N shall not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(g)               Changes in Accounting. C&N shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

(h)               Articles of Incorporation. C&N shall not amend its Articles of Incorporation, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

6.2              Access to Properties and Records. C&N and the C&N Subsidiaries shall give to Covenant and to its authorized employees and representatives (including, without limitation, Covenant’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of C&N and the C&N Subsidiaries as Covenant may reasonably request, subject to the obligation of Covenant and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning C&N and the C&N Subsidiaries obtained by reason of such access and subject to applicable law.

6.3              Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, C&N shall promptly prepare and deliver to Covenant as soon as practicable all Additional Financial Statements. C&N shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to Covenant with respect to C&N’s Additional Financial Statements.

6.4              Update Schedules. C&N shall promptly disclose to Covenant in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modifications shall, however, be deemed an acceptance by Covenant thereof.

6.5              Notice. C&N shall promptly notify Covenant in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Covenant in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on C&N or restrict in any material manner the right or ability of C&N to carry on its business as presently conducted.

6.6              INTENTIONALLY OMITTED.

6.7              Employment Arrangements.

(a)               Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, (i) C&N, C&N Bank or another subsidiary of C&N (any such parties employing employees of Covenant or a Covenant Subsidiary, the “C&N Employers”) shall use its good faith efforts to retain each present employee of Covenant and the Covenant Subsidiaries, other than employees who are identified on Schedule 6.7(a) (“Designated Employees”), in a comparable position or a position with comparable responsibilities and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the C&N Employers at a compensation commensurate with the position).

(b)               Any employee of Covenant or a Covenant Subsidiary (excluding employees who become parties to an employment agreement with C&N simultaneously with the execution of this Agreement as identified on Schedule 6.7(b) (the “Contract Employees”)) who is employed by Covenant or a Covenant Subsidiary as of the Effective Time and who either (i) is not offered employment by the C&N Employers as of the Effective Time; or (ii) accepts employment with the C&N Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to the severance benefits described in Section 6.7(c) below.

(c)               Where a Covenant or Covenant Subsidiary employee is entitled to be paid severance benefits as provided in Section 6.7(b) above, such severance benefits shall be as follows:

(i)                 Designated Employees entitled to severance shall receive, in a lump sum payment, the amount of one (1) year’s salary, and for a period of twelve (12) months following the date of termination of employment, C&N shall maintain the same level of contribution for the Designated Employees’ participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits, including, without limitation, profit sharing and matching contributions to defined contribution plans, in effect with respect to the Designated Employees prior to the date of termination of employment;

(ii)                Non-Designated Employees entitled to severance shall be paid two (2) week’s salary for each full year of service with Covenant or a Covenant Subsidiary, or predecessor of Covenant or a Covenant Subsidiary if such service was recognized by Covenant for the purposes of Covenant’s 401(k) Plan, with a minimum of four (4) weeks’ salary;

(d)               In the cases not covered by subsections (b) and (c) above, if the employment with C&N of any Covenant or Covenant Subsidiary employee (other than a Designated Employee) is terminated, such employee shall be entitled to severance in accordance with the then existing severance policy of C&N or its successor.

(e)               The C&N Employers shall be obligated to provide employee benefits to each person who is an employee of Covenant or a Covenant Subsidiary immediately before the Effective Time (the “Continuing Employees”) and who continues to be employed by a C&N Employer following the Effective Time that are substantially equivalent, in the aggregate, to the benefits under the Covenant Benefit Plans prior to the Effective Time, for a period of one (1) year after the Effective Date. Notwithstanding the immediately preceding sentence, if the C&N Employers can no longer satisfy the applicable employee benefit plan testing requirements under the Code after applicable transition periods under the Code with respect to a C&N Benefit Plan then the C&N Employers shall provide appropriately adjusted benefits to each person who is an employee of Covenant or a Covenant Subsidiary that would permit such C&N Benefit Plan to satisfy the applicable test under the Code.

(f)                For vesting and eligibility purposes for employee benefits, under each C&N Benefit Plan and/or any employee benefit plan established by C&N after the Effective Date, the Continuing Employees shall receive credit for all years of service with Covenant and the Covenant Subsidiaries or predecessor of Covenant or the Covenant Subsidiaries if such service was recognized by Covenant for purposes of a comparable Covenant Benefit Plan.

(g)               Except to the extent not allowable under the terms of existing insurance contracts, any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a C&N Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of Covenant and the Covenant Subsidiaries who are currently covered for such conditions under Covenant’s existing insurance plans, and such employees shall receive credit under the applicable C&N Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Covenant Benefit Plan in accordance with the corresponding Covenant Benefit Plan. If the terms of an existing insurance contract do not permit a waiver of restrictions or credit for co-payments and payments as described in the preceding sentence, C&N agrees to use its best efforts to negotiate such provisions with the applicable insurer and, if C&N is unable to obtain such provision, C&N shall provide reasonable compensation to such employee in respect thereof. For the purposes of the foregoing sentence, reasonable compensation shall be deemed to be annual compensation in the amount of the premium contribution which C&N makes under any such insurance policy on behalf of other employees with similar age and years of service.

(h)               The C&N Employers shall honor those Employment Obligations listed on Schedule 3.23.

6.8              Insurance; Indemnification.

(a)               For a period of up to six (6) years (the exact number of years to be determined by the policy cost cap stated below) after the Effective Date, C&N shall (and Covenant Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Covenant’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Covenant as of the date of this Agreement, subject to the caveat that C&N shall not be required to pay premiums for such policy in excess of 200% of the current premium for Covenant’s existing directors and officers liability insurance policy; provided, however, if C&N is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. C&N may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b)               For a period of six (6) years from and after the Effective Date, C&N shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Covenant or a Covenant Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of C&N, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Covenant or a Covenant Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Covenant or a Covenant Subsidiary as in effect as of the date hereof (and C&N shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and C&N’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify C&N (but the failure to so notify C&N shall not relieve C&N from any liability which C&N may have under this section except to the extent C&N is materially prejudiced thereby). In the defense of any Claim covered by this Section, C&N shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of C&N and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). C&N shall have an obligation to advance funds to satisfy an obligation of C&N or any successor to C&N under this Section to the same extent that C&N would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c)               Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

6.9              Appointment of C&N Directors. C&N shall, on or promptly after the Effective Date (but no later than C&N’s next Board of Directors meeting following the Effective Date), appoint two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, to C&N’s Board of Directors, subject only to any applicable regulatory approvals. C&N has a mandatory retirement policy for directors who attain age 72. In addition, the Board of C&N Bank shall, on or promptly after the Effective Date (but no later than the next Board of Directors meeting of C&N Bank following the Effective Date), appoint two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, to C&N Bank’s Board of Directors, subject only to any applicable regulatory approvals.

6.10          Advisory Board. At or promptly following the Effective Time, C&N shall invite members of Covenant’s Board of Directors immediately prior to the Effective Time (other than those individuals who have joined or will join the Board of Directors of the Surviving Corporation in accordance with the terms set forth in Section 6.9) to serve as members of a regional advisory board.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1              Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a)               Shareholder Approval. This Agreement shall have been duly authorized, approved and adopted by the shareholders of Covenant in accordance with the Applicable Corporate Law and the Articles of Incorporation of Covenant.

(b)               Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and all applicable waiting and notice periods shall have expired, and such approvals shall be subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by C&N of a portion of the business of C&N, or any subsidiary of C&N or (B) any divestiture by Covenant or the Covenant Subsidiaries of a portion of their businesses, in each case which will have a significant and material adverse impact on the business of C&N or Covenant, or their other Subsidiaries, as the case may be, or (ii) impose any condition upon C&N or Covenant, or their other subsidiaries, taken as a whole, which (x) would be materially burdensome to C&N or Covenant, or their other Subsidiaries, taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by C&N or Covenant as a result of consummating the Merger or (z) would prevent C&N or Covenant from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c)               Stock Listing. The shares of C&N Common Stock to be issued in the Merger shall have been authorized for listing on the Market.

(d)               Tax Opinion. Each of C&N and Covenant shall have received an opinion of C&N’s counsel, Stevens & Lee, P.C., reasonably acceptable to C&N and Covenant, addressed to C&N and Covenant, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and C&N and Covenant will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.

(e)               Registration Statement. The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Covenant; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f)                No Suits. No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if C&N agrees to defend and indemnify Covenant and Covenant Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Covenant and C&N, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Covenant to consummate this Agreement.

(g)               Federal and State Securities and Antitrust Laws. All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

7.2              Conditions Precedent to Obligations of C&N. The obligations of C&N to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by C&N in accordance with the provisions of Section 8.4 herein:

(a)               Accuracy of Representations and Warranties. All of the representations and warranties of Covenant as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)               Covenants Performed. Covenant shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c)               No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Covenant or any Covenant Subsidiary. Covenant and the Covenant Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.

(d)               Closing Documents. On or before the Effective Time, Covenant shall have delivered to C&N: (i) a certificate signed by Covenant’s Chief Executive Officer (or other officers reasonably acceptable to C&N) verifying that, to their Knowledge, all of the representations and warranties of Covenant set forth in this Agreement are true and correct in all material respects as of the Closing and that Covenant has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on Covenant since the date of this Agreement; (iii) a certificate (from appropriate officers of Covenant or Covenant’s transfer agent) as to the issued and outstanding shares of Covenant Common Stock, shares issuable under outstanding stock options granted under Covenant’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Covenant Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares; and (iv) such other certificates and documents as C&N and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Covenant Closing Documents”).

(e)               Holders of no more than five percent (5%) of the outstanding Covenant Common Stock shall have exercised dissenters’ rights.

7.3              Conditions Precedent to the Obligations of Covenant. The obligation of Covenant to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Covenant in accordance with the provisions of Section 8.4 herein:

(a)               Accuracy of Representations and Warranties. All of the representations and warranties of C&N as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)               Covenants Performed. C&N shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by C&N.

(c)               No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to C&N or any C&N Subsidiary. C&N and the C&N Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement. In particular, without limiting the generality of the foregoing sentence, the Additional Financial Statements of C&N shall indicate that the consolidated financial condition, assets, liabilities and results of operations of C&N as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in C&N’s Quarterly Report on Form 10-Q at and for the nine months ended September 30, 2019.

(d)               Fairness Opinion. Covenant shall have obtained from an independent financial advisor selected by the Board of Directors of Covenant, an opinion furnished to the Board of Directors of Covenant stating that the Merger Consideration contemplated by this Agreement is fair to the shareholders of Covenant from a financial point of view.

(e)               Closing Documents. On or before the Effective Time, C&N shall have delivered to Covenant: (i) a certificate signed by C&N’s Chief Executive Officer (or other officer reasonably acceptable to Covenant) verifying that, to their Knowledge, all of the representations and warranties of C&N set forth in this Agreement are true and correct in all material respects as of the Closing and that C&N has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on C&N since the date of this Agreement; and (iii) such other certificates and documents as Covenant and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “C&N Closing Documents”).

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Covenant:

(a)               At any time by the mutual written agreement of C&N and Covenant;

(b)               By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, which breach by its nature cannot be cured prior to November 20, 2020 (the “Termination Date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Covenant) or Section 7.3(a) (in the case of a breach of a representation or warranty by C&N);

(c)               By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by Covenant) or Section 7.3(b) (in the case of a breach of covenant by C&N);

(d)               By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by C&N and Covenant; provided, that no Party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)               By either Party if the shareholders of Covenant fail to approve the transactions contemplated by this Agreement at a meeting of Covenant shareholders called for that purpose; provided, however, that no termination right shall exist for Covenant hereunder if prior to such shareholder vote, the board of directors of Covenant shall have withdrawn, modified or changed in a manner adverse to C&N its approval or recommendation of this Agreement and the transactions contemplated thereby;

(f)                By either Party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)               By the Board of Directors of C&N (i) if Covenant has received a Superior Proposal and (ii) in accordance with Section 5.7 of this Agreement, the Board of Directors of Covenant enters into any letter of intent, agreement in principle or acquisition agreement with respect to a Superior Proposal, withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to C&N, delivers a Final Notice of Superior Proposal, or has otherwise made a determination to accept such Superior Proposal;

(h)               By the Board of Directors of Covenant if Covenant has received a Superior Proposal and, in accordance with Section 5.7, the Board of Directors of Covenant has delivered a Final Notice of Superior Proposal; or

(i)                 By the Board of Directors of Covenant, through a resolution adopted by its Board of Directors within three (3) days after the Determination Date, if both (x) the Determination Date Market Price is less than $21.67 (the “Floor Price”) and (y) the C&N Price Ratio is less than the Index Ratio by more than twenty percent (20%) a (the “Market Termination Test”).

(i)                 For purposes of this Section 8.1, the following terms shall have the meanings indicated:

(A)             “Starting Price” shall mean $27.09, the closing price for C&N Common Stock on December 17, 2019 (the “Starting Date”).

(B)              “C&N Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Market Price by the Starting Price, calculated to four (4) decimal places.

(C)              “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Index Value For The Price Determination Period by the NASDAQ Bank Index Value on the Starting Date, calculated to four (4) decimal places.

(D)             “Average NASDAQ Bank Index Value For The Price Determination Period” means the average of the NASDAQ Bank Index as quoted by NASDAQ for the Price Determination Period.

(E)              “Determination Date” shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

(F)              “Determination Date Market Price” shall be the average of the closing prices for C&N Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is five (5) Business Days before the Determination Date (the “Price Determination Period”), as reported by the Market. In the event that there is no trading activity for C&N Common Stock on the Market on a day during the Price Determination Period, the Determination Date Market Price shall be based on the days during the Price Determination Period during which there is trading activity.

(ii)              The Starting Price, the Determination Date Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

(iii)            In the event Covenant desires to effect a Market Termination, it shall give prompt written notice thereof to C&N (provided that such notice of election to terminate may be withdrawn at any time within the three-day period set forth in subsection (i)). C&N shall have the right, through a resolution adopted by its Board of Directors, to cause Covenant to amend this Agreement to increase the Conversion Ratio or increase the Cash Consideration such that the combined Cash Consideration and C&N Stock Consideration, based on the Determination Date Market Price, is at least equal to an aggregate amount which would satisfy the Market Termination Test, i.e. an amount which would not allow termination under this Section 8.1(i), in lieu of terminating the agreement (and, upon such amendment, Covenant shall not have the right to terminate this Agreement pursuant to this Section 8.1(i)(iii)); provided, however that any such amendment shall not cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

8.2              Effect of Termination.

(a)               Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b), 8.2(c), 11.1 and 11.2 shall survive such termination.

(b)               Liability. If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i)                 Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)              In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)            In the event that Covenant enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by C&N pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by Covenant; or (ii) by C&N or Covenant pursuant to Section 8.1(e) following failure of the shareholders of Covenant to approve the transactions contemplated by this Agreement and, in the case of (ii): (A) Covenant has breached the provisions of Section 5.7, or (B) a third party has publicly proposed or announced an Acquisition Proposal, Covenant shall pay to C&N the Termination Fee within two (2) Business Days after C&N makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.

(iv)             In the event that C&N terminates this Agreement in accordance with Section 8.1(g) or Covenant terminates this Agreement in accordance with Section 8.1(h), Covenant shall pay to C&N the Termination Fee within five (5) Business Days after C&N makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.

(v)               For purposes of this Agreement, the “Termination Fee” shall mean $2,900,000.

(vi)             The right to receive payment of the Termination Fee under Section 8.2(b)(iii) or Section 8.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c)               Confidentiality. In the event of a termination of this Agreement, neither C&N nor Covenant nor Covenant Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3              Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Covenant), but only by a written instrument duly authorized, executed and delivered by C&N and by Covenant; provided, however, that any amendment to the Merger Consideration to be received by the former shareholders of Covenant in exchange for their shares of Covenant Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Covenant in accordance with applicable provisions of the Applicable Corporate Law.

8.4              Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Covenant) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX.

CLOSING AND EFFECTIVE TIME

9.1              Closing. Subject to the terms and conditions of this Agreement, the Parties shall hold a closing (the “Closing”), by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the headquarters of C&N on the first Business Day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, if the foregoing conditions are satisfied within the last fifteen days of a month, the Closing shall occur on the first Business Day of the second month following such date, provided, further, that in no case shall the Closing occur earlier than July 1, 2020, unless another date, time or place is agreed to in writing by the Parties.

9.2              Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, C&N and Covenant will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 11:59 p.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1            No Survival. The representations and warranties of Covenant and of C&N set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.
GENERAL PROVISIONS

11.1            Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

11.2            Press Releases, Etc. C&N and Covenant agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by C&N and Covenant, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3            Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

(a)            If to C&N, to:

Citizens & Northern Corporation

90-92 Main Street

P.O. Box 58

Wellsboro, Pennsylvania 16901

Attn: J. Bradley Scovill, President and CEO

With a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.

17 N 2nd Street

Harrisburg, Pennsylvania 17101

Attn: Charles J. Ferry, Esq.

(b)           If to Covenant, to:

Covenant Financial, Inc.

182 N Main Street

Doylestown, Pennsylvania 18901

Attn: John C. Spier, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attn: Robert A. Schwartz, Esq.

11.4            Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

11.5            Governing Law; Waiver of Jury Trial.

(a)               This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

11.6            Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Except as otherwise specifically provided in Section 6.8 with respect to Covenant’s directors, who shall be deemed third party beneficiaries of such provision, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.7            Specific Performance Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

11.8            Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

11.9            Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

CITIZENS & NORTHERN CORPORATION

By:	/s/ J. Bradley Scovill
Name: J. Bradley Scovill
Title: President and Chief Executive Officer

COVENANT FINANCIAL, INC.

By:	/s/ John C. Spier
Name: John C. Spier
Title: Chief Executive Officer

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.7(a).

“Acquisition Transaction” has the meaning given to it in Section 5.7(a).

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary.

“Aggregate Cash Election Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).

“Aggregate Cash Elections” has the meaning given to it in Section 2.2(b)(iii)(B).

“Aggregate Stock Election Percentage” has the meaning given to it in Section 2.2(b)(iv)(B).

“Aggregate Stock Elections” has the meaning given to it in Section 2.2(b)(iii)(A).

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Articles of Merger” has the meaning given to it in Section 9.2.

“Average NASDAQ Bank Index Value For the Price Determination Period” has the meaning given to it in Section 8.1(i)(i)(D).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulators” means of the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“C&N” has the meaning given to it in the introductory paragraph of this Agreement.

“C&N Balance Sheet” has the meaning given to it in Section 4.9.

“C&N Bank” has the meaning given to it in the Background.

“C&N Closing Documents” has the meaning given to it in Section 7.3(f).

“C&N Common Stock” has the meaning given to it in the Background.

“C&N Employers” has the meaning given to it in Section 6.7(a).

“C&N Price Ratio” has the meaning given to it in Section 8.1(i)(i)(B).

“C&N Rollover Options” has the meaning given to it in Section 2.4(a).

“C&N SEC Reports” has the meaning given to it in Section 4.7(b).

“C&N Share Value” has the meaning given to it in Section 2.1(b).

“C&N Stock Consideration” has the meaning given to it in Section 2.1(b).

“C&N Stock Plan” has the meaning given to it in Section 4.4(c).

“C&N Subsidiaries” has the meaning given to it in Section 4.3.

“C&N Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).

“C&N Systems” has the meaning given to it in Section 4.15.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

“Cash Consideration” has the meaning given to it in Section 2.1(b).

“Cash Election” has the meaning given to it in Section 2.2(a).

“Cash Percentage” has the meaning given to it in Section 2.2(b)(i).

“Cash/Stock Election” has the meaning given to it in Section 2.2(a).

“Cash Test Amount” has the meaning given to it in Section 2.2(b)(i).

“Claim” has the meaning given to it in Section 6.8(b).

“Closing” has the meaning given to it in Section 9.1.

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“Code” has the meaning given to it in Section 2.2(b)(i).

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties, dated October 8, 2019.

“Contract Employees” has the meaning given to it in Section 6.7(b).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Covenant” has the meaning given to it in the introductory paragraph of this Agreement.

“Covenant Balance Sheet” has the meaning given to it in Section 3.9.

“Covenant Bank” has the meaning given to it in the Background.

“Covenant Closing Documents” has the meaning given to it in Section 7.2(e).

“Covenant Common Stock” has the meaning given to it in the Background.

“Covenant Options” has the meaning given to it in Section 2.4(a).

“Covenant Recommendation” has the meaning given to it in Section 5.2.

“Covenant Representatives” has the meaning given to it in Section 5.7(a).

“Covenant Share/Covenant Shares” has the meaning given to it in Section 2.1(a)(i).

“Covenant Shareholders’ Meeting” means the meeting of Covenant for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“Covenant Stock Plan” has the meaning given to it in Section 3.4(c).

“Covenant Stock Option Plans” means the 2008 Stock Option Plan and the 2017 Equity Compensation Plan.

“Covenant Subsidiaries” has the meaning given to it in Section 3.3.

“Covenant Subsidiaries Common Equity” has the meaning given to it in Section 3.4(d).

“Covenant Systems” has the meaning given to it in Section 3.19.

“Current Year” means the calendar year in which this Agreement was executed.

“Derivative Contract” has the meaning given to it in Section 3.16.

“Designated Employees” has the meaning given to it in Section 6.7(a).

“Determination Date” has the meaning given to it in Section 8.1(i)(i)(E).

3

“Determination Date Market Price” has the meaning given to it in Section 8.1(i)(i)(F).

“Dissenting Shares” has the meaning given to it in Section 2.2(b)(i).

“Dissenting Shareholders” has the meaning given to it in Section 2.2(b)(i).

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Election” has the meaning given to it in Section 2.2(a).

“Election Deadline” has the meaning given to it in Section 2.2(a)(i).

“Employment Obligation” means any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“FINRA” has the meaning given to it in Section 3.5.

“Floor Price” has the meaning given to it in Section 8.1(i).

“Form of Election” has the meaning given to it in Section 2.2(a)(i).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 6.8(b).

“Indemnified Parties” has the meaning given to it in Section 6.8(b).

“Index Ratio” has the meaning given to it in Section 8.1(i)(i)(C).

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“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to C&N, the actual knowledge of J. Bradley Scovill and Mark Hughes. With respect to Covenant, “Knowledge” means the actual knowledge of John C. Spier, Blair T. Rush, Aaron Sattler, and Kelley Cwiklinski.

“Liens” has the meaning given to it in Section 3.4(b).

“Letter of Transmittal” has the meaning given to it in Section 2.2(e).

“Loans” has the meaning given to it in Section 3.25.

“Market” shall mean the market on which C&N stock is listed i.e., the NASDAQ Capital Market.

“Market Termination Test” has the meaning given to it in Section 8.1(i).

“Material Adverse Effect” means, with respect to Covenant, C&N or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole; provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) actions or omissions taken pursuant to the written consent or request of C&N, in the case of Covenant, or Covenant, in the case of C&N, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Covenant, on the one hand, or C&N on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

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“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $50,000 or by which the Subject Company is bound;

(2) any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;

(4) any real property lease and any other lease with annual rental payments aggregating $50,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;

(7) any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

(8) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

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(9) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by the Subject Company of any person, except for immaterial contracts entered into in the Ordinary Course of Business;

(11) any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000;

(12) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(13) any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(a).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Non-Electing Shares” has the meaning given to it in Section 2.2(a)(viii).

“Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“Offering” has the meaning given to it in Section 7.1(e).

“Ordinary Course of Business” means the ordinary course of operations of a person, consistent with its customary business practices.

“Outstanding Shares” has the meaning given to it in Section 2.1(b).

“Parties” means C&N and Covenant.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or otherwise due or contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the manner in which it is currently used and do not, individually or in the aggregate detract from the value of, or impair the use of, such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

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“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Price Determination Period” has the meaning given to it in Section 8.1(i)(i)(F).

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Pro-rated Cash Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)1).

“Pro-rated Stock Percentage” has the meaning given to it in Section 2.2(b)(iv)(B)1).

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency or Regulatory Agencies” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Remaining Cash Percentage” has the meaning given to it in Section 2.2(b)(iv)(B)(2).

“Remaining Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)(2).

“Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the FDIC and the Pennsylvania Department and (ii) any other approvals set forth in Sections 3.5 and 4.5, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

“Rollover Options” has the meaning given to it in Section 2.4(a).

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.3(c).

“SOX Act” has the meaning given to it in Section 3.8(c).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Date” has the meaning given to it in Section 8.1(i)(i)(A).

“Starting Price” has the meaning given to it in Section 8.1(i)(i)(A).

“Stock Election” has the meaning given to it in Section 2.2(a).

“Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).

“Stock Test Amount” has the meaning given to it in Section 2.2(b)(i).

“Subsequent Determination” has the meaning given to it in Section 5.7(e).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which C&N or Covenant, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.7(b).

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Systems Consultant” has the meaning given to it in Section 5.12.

“Systems Report” has the meaning given to it in Section 5.12.

“Tax or Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(b).

“Termination Fee” has the meaning given to it in Section 8.2(b)(v).

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“Unclaimed Shares” has the meaning given to it in Section 2.3(c).

“Unexchanged Shareholder” has the meaning given to it in Section 2.3.

“Voting Agreements” has the meaning given to it in the Background.

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Exhibit A

BANK PLAN OF MERGER

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of Citizens & Northern Bank (“C&N Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), and Covenant Bank (“Covenant Bank”), a Pennsylvania-chartered financial institution and wholly-owned subsidiary of Covenant Financial, Inc. (“Covenant”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated as of December 18, 2019 (the “Holding Company Merger Agreement”) between C&N and Covenant pursuant to which Covenant shall merge with and into C&N, and C&N will be the surviving corporation.

ARTICLE I - MERGER

1.1              On the Effective Date (as defined in Section 7 hereof), Covenant Bank shall merge with and into C&N Bank pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Covenant Bank shall cease and C&N Bank shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”).

ARTICLE II - REQUIRED APPROVALS

2.1              Board of Directors' Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of Covenant Bank and the members of the Board of Directors of C&N Bank, respectively.

2.2               Shareholder Approvals. The Plan of Merger was approved and adopted by Covenant, as the sole shareholder of Covenant Bank, at a meeting of Covenant’s Board of Directors duly called and held on December 18, 2019, and by C&N, as the sole shareholder of C&N Bank, pursuant to a written consent of sole shareholder of C&N Bank dated December 18, 2019.

ARTICLE III - NAME

3.1              The name of the Surviving Bank, which shall operate as a wholly-owned subsidiary of C&N, shall be “Citizens & Northern Bank”.

ARTICLE IV - ARTICLES OF INCORPORATION

4.1               The Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of C&N Bank, as in effect immediately prior to the Effective Date.

ARTICLE V - BYLAWS

5.1               The Bylaws of the Surviving Bank shall be the Bylaws of C&N Bank, as in effect immediately prior to the Effective Date.

ARTICLE VI - DIRECTORS AND OFFICERS

6.1               Effective as of the Effective Date, the Board of Directors of C&N Bank shall consist of the directors of C&N Bank in office immediately prior to the Effective Date, with the additions, subject to any required regulatory approvals, of two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of C&N Bank. The executive officers of the Surviving Bank shall be the executive officers of C&N Bank in office immediately prior to the Effective Date. Each such executive officer shall serve until such time as his successor is duly elected and has qualified.

ARTICLE VII - EFFECTIVE DATE

7.1              The merger of Covenant Bank with and into C&N Bank shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Covenant Bank and C&N Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VIII - ASSUMPTION OF LIABILITIES

8.1              The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX - CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1              Conversion of C&N Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, par value $5 per share, of C&N Bank shall continue to be issued and outstanding and be owned by C&N.

9.2              Cancellation of Covenant Bank Common Stock. On the Effective Date, all of the shares of common stock, par value $1 per share, and preferred stock of Covenant Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Surviving Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Covenant Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Surviving Bank.

ARTICLE X - MISCELLANEOUS

10.1            Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

10.2            Counterparts, Modifications, Successors, Headings.

(a)        This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b)        Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c)        This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d)        Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3            Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4            Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

COVENANT BANK

	By:	/s/ John C. Spier
Name: John C. Spier
Title: Chief Executive Officer
(BANK SEAL)

	Attest:	/s/ Donald P. Worthington
Name: Donald P. Worthington
Title: Chairman of the Board

CITIZENS & NORTHERN BANK

	By:	/s/ J. Bradley Scovill
Name: J. Bradley Scovill
Title: President and Chief Executive Officer
(BANK SEAL)

	Attest:	/s/ Kimberly N. Battin
Name: Kimberly N. Battin
Title: Corporate Secretary

Plan of Merger Signature Page

Exhibit B

December 18, 2019

Board of Directors

Citizens & Northern Corporation

90-92 Main Street

PO Box 58

Wellsboro, PA 16901

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Covenant Financial, Inc., a Pennsylvania corporation (“Covenant”), in order to induce Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between Covenant and C&N (the “Agreement”), hereby represents, warrants and agrees as follows:

1.      Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Covenant shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Covenant beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of Covenant set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder's fiduciary responsibility with respect to any such securities.

2.      Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the Covenant shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.

3.      Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.      Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder's voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with C&N in the form of this Agreement.

5.      Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, C&N shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6.      The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

7.      Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

8.      Shareholder understands that the shares of C&N Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of C&N, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any C&N Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).

Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of C&N, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the C&N Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to C&N or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the C&N Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for C&N will be instructed not to effect, or to record on the books of C&N, any transfer of shares of C&N Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

9.      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

10.    Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.    Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

12.    It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of Covenant or any of its subsidiaries.

13.    This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Name:

Acknowledged and Agreed:

Citizens & Northern Corporation

By:

Schedule 1

Name	Class of Shares	Number of Shares

Common Stock

Encumbrances